                                                                    EXHIBIT 12.1

                                   MONDAY SCA
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                                  PRO FORMA                              PRO FORMA
                                                           HISTORICAL            AS ADJUSTED         Historical         AS ADJUSTED
                                                ------------------------------   -----------   ----------------------   -----------
                                                                                                                        NINE MONTHS
                                                                                 YEAR ENDED        NINE MONTHS             ENDED
                                                      YEAR ENDED JUNE 30,         JUNE 30,       ENDED MARCH 31,         MARCH 31,
                                                ------------------------------   ----------    ----------------------   -----------
                                                  1999       2000       2001        2001          2001        2002         2002
                                                ------------------------------   ----------    ----------  ----------   -----------
INCOME BEFORE PARTNER DISTRIBUTIONS
AND BENEFITS                                    $565,734   $604,139   $424,184                 $353,367     $400,262
ADD BACK INCOME TAXES                             17,000     24,000     28,000                   21,000       13,070
                                                ------------------------------                ----------   ----------
PRE-TAX INCOME FROM CONTINUING
OPERATIONS BEFORE ADJUSTMENT FOR
MINORITY INTERESTS IN CONSOLIDATED
SUBSIDIARIES                                     582,734    628,139    452,184    $            $374,367     $413,332      $

FIXED CHARGES:
Interest expense and amortization of
debt discount and premium on the
indebtedness                                      34,816     47,918     58,553                   44,914       33,616
Rent expense (one-third of rentals
represents an appropriate interest
factor)                                           48,067     55,733     55,967                   41,975       41,343
                                                ------------------------------   ----------   ----------   ----------    -----------
TOTAL FIXED CHARGES                             $ 82,883   $103,651   $114,520    $            $ 86,889     $ 74,959      $
                                                ==============================   ==========   ==========   ==========    ===========
                                                ------------------------------   ----------   ----------   ----------    -----------
PRE-TAX INCOME FROM CONTINUING
OPERATIONS BEFORE ADJUSTMENT FOR
MINORITY INTERESTS IN CONSOLIDATED
SUBSIDIARIES PLUS FIXED CHARGES                 $665,617   $731,790   $566,704    $            $461,256     $488,291      $
                                                ==============================   ==========   ==========   ==========    ===========
                                                ------------------------------   ----------   ----------   ----------    -----------
RATIO OF EARNINGS TO FIXED CHARGES                  8.03       7.06       4.95                     5.31         6.51
                                                ==============================   ==========   ==========   ==========    ===========